MOVIE GALLERY ANNOUNCES EARNINGS RESULTS
FOR THE THIRD QUARTER OF 2005

DOTHAN, Ala., November 10, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI), today announced financial results for the third quarter of 2005, which ended October 2, 2005.

Movie Gallery's third quarter revenues, which include the revenues of Movie Gallery's wholly-owned subsidiary, Hollywood Entertainment Corporation ("Hollywood"), which it acquired on April 27, 2005, totaled $572.4 million. On a GAAP basis, the net loss for the 2005 third quarter was $12.5 million, or a loss of $0.39 per share.

On a non-GAAP basis, the Company's third quarter adjusted net loss was $5.2 million, or $0.16 per share, after excluding the purchase accounting adjustments related to the acquisition of Hollywood, the losses related to Hurricane Katrina, and non-cash charges related to stock based compensation. These charges include the following items on an after-tax basis:

(i) a non-cash charge of $1.9 million, or $0.06 per share, for depreciation expense relating to the second quarter of 2005 to conform the lives of Hollywood's long lived assets to Movie Gallery's policy and to record the increase in depreciation expense generated by recording Hollywood's long lived assets at their increased fair value in accordance with generally accepted accounting principles for business combinations. The Company completed this policy change and booked the year-to-date impact in the third quarter.

(ii) an adverse impact of $4.7 million, or $0.15 per share, to conform Hollywood's method of recording extended viewing fees to Movie Gallery's method;

(iii) a non-cash charge of $0.3 million, or $0.01 per share to account for three stores destroyed by Hurricane Katrina: and,

(iv) non-cash charges of $0.4 million, or $0.01 per share, related to stock based compensation.

Movie Gallery has presented adjusted net loss, which excludes these charges to provide investors with a more meaningful view of the current period operating results. Management uses this information to analyze results from continuing operations and to view trends and changes in these results.

"Rental revenues have continued to decline over the last several months, and the market weakness we are currently experiencing has been more severe and longer lasting than anticipated," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery. "In response, we have taken, and will continue to take, decisive action to reduce our cost structure, leverage the Company's purchasing power and streamline the organization to drive improved earnings. In addition, Movie Gallery has accelerated its efforts to explore new initiatives to drive future growth, and to better leverage our existing real estate investment. For example, we have been testing a DVD vending machine program, which will give our customers the ability to rent or buy both movies and games 24/7. We strongly believe that this program will further improve the consumer's experience in our stores and extend the reach of our brand as we introduce the concept into grocery and convenience stores. We will also continue to explore new technologies and alternative delivery opportunities to meet the evolving needs of our market. Despite the challenges we face, Movie Gallery is a strong company with talented employees and solid prospects for growth as industry conditions improve."

Third Quarter Results

Revenue. For the third quarter of 2005, Movie Gallery's consolidated total revenues were $572.4 million. Same-store total revenues for the combined company declined 9.0% from the same period in the prior year. Same-store rental revenue declined 10.3 % and product same-store revenue declined 2.2% in the third quarter of 2005 as compared to the same period last year.

For the thirteen weeks ended October 2, 2005, the Movie Gallery operating segment total revenues increased 3.9% from the comparable period in 2004. This was the result of an increase of approximately 14.5% in the average number of stores operated during the quarter as compared to the same period last year, partially offset by a decline of 9.8% in same-store revenues. Same-store rental revenues for the Movie Gallery segment declined 10.8% from the same period in the prior year. Same-store product sales increased 2.5% in the third quarter.

The Hollywood segment total same-store revenues declined 8.6% for the third quarter compared to the same period in the prior year. Same-store rental revenue declined 10.1% for the quarter, and same-store product sales decreased 3.0% compared to the same period last year.

The Company believes the following factors contributed to a decrease in total same-store revenues for the Company in the third quarter:

- Movie rental revenue, including previously viewed sales, was adversely impacted by the continued weak home video release schedule, the maturation of the DVD life cycle and the overabundance of DVD titles available in the marketplace.
- Game revenue also declined, reflecting the weakness of the new game titles currently being released and the industry softness that has occurred in anticipation of the introduction of new game platforms currently scheduled for late 2005 and 2006 release.

Gross Margins. The gross margin on rental revenue for the third quarter of 2005 was 71.2% versus 71.0% for the comparable quarter of 2004. This slight year-over-year improvement is an indication of the Company's success in adjusting purchasing levels consistent with the decline in same store revenues.

The gross margin on product sales was 29.5% for the third quarter of 2005. This compares to 37.1% for the comparable quarter of 2004. The decrease in product sales margin was primarily caused by the significantly higher penetration of the sales of new and used video game hardware, software and accessories caused by the acquisition of Hollywood's Game Crazy business, as well as a higher penetration of new movie sales.

Operating Costs and Expenses. Store operating expense as a percentage of total revenue was 55.9% for the third quarter of 2005 versus 51.6% in the comparable period last year. Store operating expense increased 226.6% for the third quarter versus the comparable period in 2004, primarily as a result of the acquisition of Hollywood, and a 14.5% increase in year-over-year store counts in the Movie Gallery segment. In addition, these expenses include a $2.7 million pre-tax depreciation increase related to conforming Hollywood's depreciation policies to Movie Gallery's, and to the increased asset fair value as part of purchase accounting.

The increase in the expense rate to sales is primarily attributable to the increased spending on new stores, normal increases in occupancy costs in existing stores, and the higher depreciation expense, all in an environment of significant declines in same store revenues.

General and administrative expenses. General and administrative expenses as a percentage of total revenue were 6.9% for the third quarter of 2005 as compared to 7.6% in the third quarter of 2004. General and administrative expenses as a percentage of revenue have decreased versus comparable periods last year due to the acquisition of Hollywood and the continued reductions in duplicate general and administrative functions.

Other. Adjusted EBITDA, which is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest, taxes and non-recurring special items, was $51.9 million for the third quarter of 2005, an increase of $28.0 million, or 117.0%, compared to adjusted EBITDA for the third quarter of 2004.

Readers should refer to the portion of this press release captioned "Disclosures Regarding Non-GAAP Financial Information" for an explanation of how we compute adjusted EBITDA, reconciliations of Adjusted EBITDA to operating income and net cash provided by operating activities, and a description of the purposes for which we use adjusted EBITDA.

Movie Gallery ended the third quarter of 2005 with available cash and cash equivalents of $68.8 million and available borrowings under its $75 million revolving credit facility of $46.9 million, and is in full compliance with all of its debt covenants.

Integration Update

As announced on October 25, 2005 Movie Gallery continues to make significant progress in its integration of Hollywood and the Company expects to realize cash savings of approximately $20 million in 2005 and up to approximately $50 million by the end of 2007 as a result of the Hollywood transaction. The following table summarizes certain cash synergies that the Company expects to realize through its ongoing efforts to integrate support functions, leverage the company's purchasing power, and reduce Movie Gallery's cost structure.

Expected Cash Synergies 2005 ($ in mil)
                                                        2005
                                              ------------------------
                                              Realized      Annualized
                                              ========================
EBITDA Related
  COGS                                            $2.4            $7.7
  Store Operating Expenses                         0.5             1.8
  Operating and G&A Expenses                       5.7            10.2
    ------------------------------------------------------------------
    EBITDA Impact                                 $7.9           $19.7
    ==================================================================

Balance Sheet Related
  Real Estate/Construction Consol. (Capitalized)  $3.9            $7.4
  New "Sell-Through" Inventory Optimization        7.7             7.7
                                                ----------------------
                                                  11.6	          15.1
   -------------------------------------------------------------------
   Total Cash Impact                             $19.5           $34.8
   ===================================================================

"With the Hollywood integration process ahead of schedule, we are confident in our ability to continue reducing expenses and realizing substantial cash savings," concluded Mr. Malugen.

Business Outlook

The Company anticipates that the cumulative weakness of movie releases in the second and third quarters of 2005 will continue to adversely impact its fourth quarter results. In addition to the weakness of available movie titles, the video game business has been similarly soft due in part to the maturation of game platforms. While we remain excited about the Xbox 360 launch later this month, Movie Gallery has recently learned that, its initial allocation of the new X-Box360 consoles will be below original expectations, further reducing the Company's projections. We believe this issue to be industry-wide. As a result of these factors, coupled with some pricing promotions targeted to drive traffic into the stores during the holiday season, Movie Gallery currently anticipates revenues in the fourth quarter of 2005 will be between $675 million and $705 million and same-store revenues in the range of -5% to -9% as compared to the fourth quarter of 2004.

In June of 2005 management revised the new store development plan for the recently merged companies, decreasing their individual plans which totaled approximately 500 stores to a combined target of approximately 300 stores for fiscal 2005. The Company is on track to meet this objective. In light of the current industry conditions, Movie Gallery intends to further reduce its annual capital expenditures for new store development and open approximately 150 new stores in 2006, primarily in rural and secondary markets.

Evaluating Strategic Alternatives for Its Game Crazy Business

The Company also announced today that it is exploring various strategic alternatives for its Game Crazy business, which may include a potential sale, strategic partnership, or joint venture.

"We are committed to taking the appropriate and necessary actions to maximize value for all Movie Gallery shareholders. Accordingly, we are exploring a wide range of strategic alternatives for our Game Crazy business," said Malugen.

Movie Gallery noted that there can be no assurance that any transaction will result from this effort and that it does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.

Conference Call Information

Management will have a conference call today (November 10, 2005) at 11:00 a.m. eastern time to discuss the quarterly financial results. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: http://www.moviegallery.com

A replay of the call can be accessed by dialing 334-323-7226, replay passcode 50900075 beginning immediately after the call on November 10 and continuing through January 10. The conference call webcast will also be archived on the Investor Relations section of the web site.

About Movie Gallery

Movie Gallery is the second largest North American video rental company with annual revenue of approximately $2.6 billion and nearly 4,800 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward-Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These statements include descriptions of the estimated costs and benefits associated with the continuing integration of Hollywood Entertainment, and projections relating to the performance of the Company for the remainder of the 2005 fiscal year and its industry generally, and the description of various strategic alternatives being explored for the Company's Game Crazy business. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) unforeseen issues with the continued integration of the Hollywood Entertainment business; (v) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vi) consumer demand for movies and games is less than expected; (vii) the availability of movies and games is less than expected, including as a result of changes in movie studios' distribution policies; (viii) competitive pressures, including technological advances, are greater than anticipated; (ix) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives, (x) the effects of Hurricanes Katrina and Rita and other hurricanes are greater than expected on the Company's overall operations or (xi) video game hardware and software manufacturers fail to introduce new products. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Financial - Thomas D. Johnson, Jr., Movie Gallery, Inc., (503) 570-1950 Media - Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449 ext. 127


                                - tables follow -



                               Movie Gallery, Inc.
                        Unaudited Financial Highlights
                         and Supplemental Information
               (amounts in thousands, except per share amounts)

                              Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                              ---------------------   -----------------------
                              October 3,  October 2,   October 3,   October 2,
                                2004        2005         2004         2005
                              ---------   ---------    ---------    ---------
Total revenue                  $189,855    $572,442     $582,748   $1,310,962
Net income (loss)              $  9,214    $(12,469)    $ 38,100   $   (6,265)
Net income (loss) per
 diluted share                 $   0.29    $  (0.39)    $   1.16   $    (0.20)
Adjusted net income (loss)
 per diluted share             $   0.32    $  (0.16)    $   1.26   $     0.48
Weighted average diluted
 shares outstanding:             31,807      31,640       32,933       31,471

Net cash provided by
 operating activities          $ 11,523    $ 16,274     $ 60,696       65,309

Adjusted EBITDA                $ 23,902    $ 51,873     $ 83,479   $  149,297

Margin data:
Rental margin                     71.0%       71.2%        71.6%        68.9%
Product sales margin              37.1%       29.5%        33.4%        29.5%
Total gross margin                68.5%       64.0%        68.7%        62.8%

Percent of total revenue:
Rental revenue                    92.7%       82.6%        92.3%        84.6%
Product sales                      7.3%       17.4%         7.7%        15.4%
Store operating expenses          51.6%       55.9%        49.4%        52.7%
General and administrative
 expenses                          7.6%        6.9%         7.2%         7.0%
Stock compensation                 0.4%        0.1%         0.1%         0.1%
Operating income                   8.6%        0.9%        11.6%         2.9%
Interest expense, net              0.1%        4.3%         0.1%         3.2%
Net income (loss)                  4.9%       (2.2%)        6.5%        (0.5%)

Total same-store revenues         (2.3%)      (9.0%)       (0.3%)       (3.1%)
Movie Gallery same-store revenues (2.3%)      (9.8%)       (0.3%)       (5.3%)
Hollywood same-store revenues     (2.4%)      (8.6%)        1.3%        (2.2%)

Total same-store rental revenues  (2.1%)     (10.3%)       (0.1%)       (5.2%)
Movie Gallery same-store revenues (2.1%)     (10.8%)       (0.1%)       (5.5%)
Hollywood same-store revenues     (8.0%)     (10.1%)       (4.8%)       (5.1%)

Total same-store product sales    (4.5%)      (2.2%)       (2.3%)        7.8%
Movie Gallery same-store sales    (4.5%)       2.5%        (2.3%)       (3.1%)
Hollywood same-store sales        26.8%       (3.0%)       37.6%        10.0%


                                  Movie Gallery, Inc.
                            Unaudited Financial Highlights
                        and Supplemental Information Continued
                  (amounts in thousands, except per share amounts)

                              Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                              ---------------------   -----------------------
                              October 3,  October 2,   October 3,   October 2,
                                2004        2005         2004         2005
                              ---------   ---------    ---------    ---------

Total Store count:
   Beginning of period           2,331      4,730        2,158       2,482
   New store builds                 65         80          221         234
   Stores acquired                   5          -           60       2,138
   Stores closed                   (18)       (25)         (56)        (69)
                             ---------  ---------    ---------  ----------
   End of period                 2,383      4,785        2,383       4,785
                             =========  =========    =========  ==========

Movie Gallery Store Count:
   Beginning of period           2,331      2,669        2,158       2,482
   New store builds                 65         68          221         210
   Stores acquired                   5          -           60          87
   Stores closed                   (18)       (23)         (56)        (65)
                             ---------  ---------    ---------  ----------
   End of period                 2,383      2,714        2,383       2,714
                             =========  =========    =========  ==========

Hollywood Store Count included in Movie Gallery results as of 4/27/2005:
   Beginning of period           1,957      2,061        1,923       2,026
   New store builds                 21         12           60          51
   Stores acquired                   4          -            4           -
   Stores closed                    (6)        (2)         (11)         (6)
                             ---------  ---------    ---------  ----------
   End of period                 1,976      2,071        1,976       2,071
                              ========   ========     ========   =========




                                  Movie Gallery, Inc.
                             Consolidated Balance Sheets
                       (In thousands, except per share amounts)

                                             -------------------------
                                              January 2,    October 2,
                                                2005           2005
                                             -----------   -----------
                                                           (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                   $    25,518  $     68,755
 Extended viewing fees receivable, net                 -         1,110
 Merchandise inventory, net                       27,419       143,209
 Prepaid expenses                                 12,712        42,457
 Store supplies and other                          9,493        29,757
 Deferred income taxes                             3,358        15,813
                                             -----------   -----------
Total current assets                              78,500       301,101

Rental inventory, net                            126,541       342,227
Property, furnishings and equipment, net         128,182       355,436
Goodwill, net                                    143,761       625,885
Other intangibles, net                             7,741       190,706
Deferred income taxes, net                             -        13,203
Deposits and other assets                          7,417        41,530
                                             -----------   -----------
Total assets                                 $   492,142   $ 1,870,088
                                             ===========   ===========
Liabilities and stockholders' equity
Current liabilities:
 Current maturities of long-term obligations $         -   $    27,286
 Current maturities of financing obligations           -         7,973
 Accounts payable                                 68,977       159,814
 Accrued liabilities                              30,570       137,578
 Accrued interest                                      -        29,233
 Deferred revenue                                 10,843        31,687
                                             -----------    ----------
Total current liabilities                        110,390       393,571

Long-term obligations, less current portion            -     1,142,882
Deferred income taxes                             50,618             -

Stockholders' equity:
Preferred stock, $.10 par value; 2,000
 shares authorized, no shares issued
 or outstanding                                       -             -
Common stock, $.001 par value; 65,000
 shares authorized, 31,076 and 31,662
 shares issued and outstanding, respectively          31            32
Additional paid-in capital                       188,098       202,542
Unearned compensation                                 -         (4,830)
Retained earnings                                136,750       128,592
Accumulated other comprehensive income             6,255         7,299
                                             -----------   -----------
Total stockholders' equity                       331,134       333,635
                                             -----------   -----------
Total liabilities and stockholders' equity   $   492,142   $ 1,870,088
                                             ===========   ===========


                              Movie Gallery, Inc.
                      Consolidated Statements of Operations
              (Unaudited, in thousands, except per share amounts)


                          Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                          ---------------------   -----------------------
                          October 3,  October 2,   October 3,   October 2,
                            2004        2005         2004         2005
                          ---------   ---------    ---------    ---------
Revenue:
  Rentals                 $ 176,058   $ 473,086    $ 538,054   $1,109,661
  Product sales              13,797      99,356       44,694      201,301
                          ---------   ---------    ---------    ---------
Total revenue               189,855     572,442      582,748    1,310,962

Cost of sales:
  Cost of rental revenue     51,110     136,236      152,763      345,159
  Cost of product sales       8,673      70,080       29,745      141,896
                          ---------   ---------    ---------    ---------
Gross profit                130,072     366,126      400,240      823,907


Operating costs and expenses:
 Store operating expenses    97,962     319,919      287,788      690,592
 General and administrative  14,397      39,485       41,879       91,916
 Amortization of intangibles    673       1,163        1,962        2,718
 Stock compensation             755         535          795        1,098
                           --------    --------     --------     --------
Operating income             16,285       5,024       67,816       37,583

Interest expense, net          (225)    (24,427)        (390)     (41,430)
Write-off of bridge
 Financing costs                  -           -           -        (4,234)
Equity in losses of
 unconsolidated entities       (955)          -       (4,891)        (806)
                           --------    --------     --------     --------
Income (loss) before income
 taxes                       15,105     (19,403)      62,535       (8,887)
Income taxes (benefit)        5,891      (6,934)      24,435       (2,622)
                           --------    --------     --------     --------
Net income (loss)         $   9,214    $(12,469)    $ 38,100     $ (6,265)
                           ========    ========     ========     ========

Net income (loss) per share:
   Basic                  $    0.29    $  (0.39)     $  1.17      $ (0.20)
   Diluted                $    0.29    $  (0.39)     $  1.16      $ (0.20)

Weighted average shares outstanding:
   Basic                     31,444      31,640       32,436       31,471
   Diluted                   31,807      31,640       32,933       31,471

Cash dividends per
 common share             $    0.03    $      -      $  0.09      $  0.06


                                Movie Gallery, Inc.
                      Consolidated Statements of Cash Flows
                            (Unaudited, in thousands)

                                               Thirty-Nine Weeks Ended
                                               -----------------------
                                               October 3,    October 2,
                                                  2004          2005
                                               ---------    ----------
Operating activities:
Net income (loss)                              $  38,100     $  (6,265)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
  Rental inventory amortization                  107,690       206,134
  Purchases of rental inventory                 (109,315)     (174,251)
  Depreciation and intangibles amortization       22,151        61,569
  Amortization of debt issuance cost                   -         2,235
  Stock based compensation                            28         1,098
  Tax benefit of stock options exercised           4,689         3,301
  Deferred income taxes                           12,496       (11,557)
Changes in operating assets and liabilities, net of
 business acquisitions:
  Extended viewing fees receivable, net                -        20,259
  Merchandise inventory                            1,281         8,516
  Other current assets                               985        (3,948)
  Deposits and other assets                          897        (2,053)
  Accounts payable                               (15,785)      (82,258)
  Accrued interest                                     -        29,193
  Accrued liabilities and deferred revenue        (2,521)       13,336
                                               ---------     ---------
Net cash provided by operating activities         60,696        65,309

Investing activities:
Business acquisitions, net of cash acquired       (9,599)   (1,096,265)
Purchases of rental inventory-base stock         (11,085)      (16,569)
Purchase of property, furnishings and equipment (34,699) (48,873) Proceeds from disposal of property,
 furnishings and equipment                             -         2,107
Acquisition of construction phase assets, net          -         2,154
                                               ---------     ---------
Net cash used in investing activities            (55,383)   (1,157,446)

Financing activities:
Repayment of capital lease obligations                 -          (265)
Decrease in financing obligations                      -        (2,412)
Net borrowings on credit facilities                    -         9,046
Long term debt financing fees                          -       (32,452)
Proceeds from issuance of long-term debt          20,000     1,166,120
Principal payments on long-term debt                   -        (8,367)
Proceeds from exercise of stock options            5,516         5,318
Proceeds from employee stock purchase plan           168           169
Purchases and retirement of common stock         (47,390)            -
Payment of dividends                              (2,958)       (2,827)
                                               ---------     ---------
Net cash (used in) provided by
 financing activities                            (24,664)    1,134,330

Effect of exchange rate changes on cash
 and cash equivalents                                579         1,044
                                               ---------     ---------
(Decrease) increase in cash and
 cash equivalents                                (18,772)       43,237
Cash and cash equivalents at
 beginning of period                              38,006        25,518
                                               ---------     ---------
Cash and cash equivalents
   at end of period                            $  19,234     $  68,755
                                               =========     =========


Disclosures Regarding Non-GAAP Financial Information

Adjusted EBITDA is defined as operating income plus depreciation, amortization, non-cash stock compensation and non-recurring special items, less purchases of rental inventory and equity in losses of unconsolidated entities. Adjusted EBITDA is presented as an alternative measure of operating performance that is used in making business decisions and compensating our executives and as a measure of liquidity. It is a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to operating income and our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to operating income and net income in our statements of operations. Investors should also consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business. Because we use Adjusted EBITDA as a measure of performance and as a measure of liquidity, the tables below reconcile Adjusted EBITDA to both operating income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.



The following table provides a reconciliation of Adjusted EBITDA to operating income:


                         Thirteen Weeks Ended   Thirty-nine Weeks Ended
                         --------------------   -----------------------
                           October 3, October 3,  October 3, October 3,
                              2004       2005        2004       2005
                           ---------  ---------   ---------  ---------
Operating income           $  16,285  $   5,024   $  67,816  $  37,583
Rental amortization           37,853     75,319     107,690    206,134
Rental purchases             (37,012)   (66,072)   (109,315)  (174,251)
Depreciation and
 intangible amortization       7,743     30,423      22,151     61,569
Stock compensation               (12)       535          28      1,098
Equity in losses of
 unconsolidated entities        (955)         -      (4,891)      (806)
Extended viewing fee
 adjustment                        -      6,644           -     17,970
                           ---------  ---------   ---------  ---------
Adjusted EBITDA            $  23,902  $  51,873   $  83,479  $ 149,297


The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:


                         Thirteen Weeks Ended   Thirty-nine Weeks Ended
                         --------------------   -----------------------
                           October 3, October 3,  October 3, October 3,
                              2004       2005        2004       2005
                           ---------  ---------   ---------  ---------
Net cash provided by
 operating activities      $  11,523  $  16,274   $  60,696  $  65,309
Changes in operating
 assets and liabilities       10,504      3,966      15,143     16,955
Tax benefit of stock
 options exercised              (610)      (355)     (4,689)    (3,301)
Deferred income taxes         (3,631)     9,221     (12,496)    11,557
Amortization of debt
 issuance cost                     -     (1,370)          -     (2,235)
Interest expense                 225     24,427         390     45,664
Income taxes                   5,891     (6,934)     24,435     (2,622)
Extended viewing fee
 adjustment                        -      6,644           -     17,970
                           ---------  ---------   ---------  ---------
Adjusted EBITDA            $  23,902  $  51,873   $  83,479  $ 149,297


The Company disclosed a non-GAAP financial measure of Adjusted Net Income
(Loss) for the thirteen and thirty-nine weeks ended October 3, 2004 and October 2, 2005. Adjusted Net Income (Loss) represents the Company's GAAP Net Income
(Loss) less adjustments for non-recurring special items and stock based compensation. The adjustments to Net Income include adjustments for: conforming Hollywood's method of accounting for extended viewing fees to Movie Gallery's method; reducing the VHS residual value from $2.00 to $1.00; transaction bonuses paid related to the merger and stock based compensation; conforming Hollywood's fixed asset depreciable lives to Movie Gallery's and the step up of Hollywood's fixed assets to fair value; and damage due to Hurricane Katrina; equity in losses of unconsolidated entities. Movie Gallery has presented adjusted net loss, which excludes these charges to provide investors with a more accurate view of the current period operating results. Management uses this information to analyze results from continuing operations and to view trends and changes in these results. Investors should consider our presentation of Adjusted Net Income in light of its relationship to Net Income shown on the Consolidated Statements of Operations.

The following table provides a reconciliation of Adjusted Net Income to Net
Income:

                      Thirteen weeks ended      Thirty-nine weeks ended
                     ----------------------    ------------------------
                     October 3,  October 2,    October 3,    October 2,
                        2004        2005          2004          2005
                     ---------   ---------     ----------    ----------
Net income          $   9,214   $ (12,469)    $   38,100    $   (6,265)
Earnings per diluted
 share                   0.29       (0.39)          1.16         (0.20)

After tax adjustments:
VHS residual value
 adjustment                 -           -              -         5,900
Extended viewing fee
 adjustment                 -       4,652              -        12,688
Transaction bonuses         -           -              -         1,057
Stock compensation        461         442            485           774
Depreciation lives
 adjustment                 -       1,917              -             -
Hurricane write-offs        -         282              -           282
Equity losses in
 unconsolidated
 entities                 583           -          2,982           568
                    ---------   ---------     ----------    ----------
Adjusted net income $  10,258   $  (5,176)     $  41,567    $   15,004
Earnings per diluted
 share                   0.32       (0.16)          1.26          0.48
                   ==========   =========     ==========    ==========